Exhibit 10.3

Execution Version

WARRANT CANCELLATION AGREEMENT

This WARRANT CANCELLATION AGREEMENT (this “Agreement”) is entered into as of August 12, 2026, by and between Fortress Lending Fund II MA-CRPTF LP (“Warrantholder”), and Galaxy Gaming, Inc., a Delaware corporation (the “Company”).

RECITALS

A. Warrantholder is the holder of the right to acquire Twenty-Four Thousand Six Hundred Seventy-Three (24,673) Common Shares of the Company issued pursuant to that certain Warrant, dated November 15, 2021, by and between the Company and Warrantholder (the “Company Warrant”). Capitalized terms used but not otherwise defined herein shall have the same meaning as set forth in the Company Warrant.

B. On January 6, 2025, the Term Loan Agreement and all rights and obligations thereunder were terminated and the borrowings thereunder were repaid in full.

C. Warrantholder desires to cancel and terminate the Company Warrant held by Warrantholder and Warrantholder’s rights with respect to such Company Warrant in consideration of the cash payment set forth herein.

AGREEMENT

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Representations and Warranties of Warrantholder. Warrantholder hereby makes to the Company, as of the date hereof (except to the extent any representation or warranty is made as of a different date, as of such different date), the following representations and warranties:

(a) Power and Authority; Capacity; Authorization and Execution. Warrantholder has full power and authority to execute and deliver this Agreement, to make the representations, warranties, covenants, obligations and agreements of Warrantholder herein, and to perform the covenants, obligations and agreements of Warrantholder hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Warrantholder and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes the valid, legal and binding obligations of Warrantholder, enforceable against Warrantholder in accordance with their respective terms, except to the extent that enforceability may be limited by the effect, if any, of any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally or any general principles of equity.

(b) Non-contravention. The execution, delivery and performance of this Agreement and the consummation by Warrantholder of the transactions contemplated hereby, do not and will not (i) constitute a material breach or violation of or a default under (with or without due notice or lapse of time or both) any law to which Warrantholder or any of his assets or properties is subject, (ii) conflict with, result in a material breach of or constitute a material default under any contract to which Warrantholder is a party or by which Warrantholder is bound, or (iii) require any consent, certificate, waiver, novation or notice of or to any person, including any governmental authority or any party to any contract.

(c) Ownership. Warrantholder (i) is the legal and beneficial owner of the Company Warrant and has not previously transferred the Company Warrant (ii) is not a party to any voting trust, proxy or other agreement with respect to the voting of any Common Shares issuable upon exercise of the Company Warrant; (iii) is not a party to any option, warrant, purchase right or other contract that could require Warrantholder to sell, transfer or otherwise dispose of the Company Warrant or any of the Common Shares issuable upon exercise of the Company Warrant (other than this Agreement); (iv) has good and valid title to the Company Warrant, free and clear of all liens or encumbrances of any type and (v) except for the Company Warrant, does not have any ownership or other interest in any other warrant to purchase Common Shares.

(d) Litigation. There are no actions or proceedings, before any governmental authority, pending or threatened in writing, or, to Warrantholder’s knowledge, otherwise against Warrantholder or any of its assets that would or would reasonably be expected to, individually or in the aggregate, adversely affect the transactions contemplated by this Agreement.

(e) Brokers or Finders Fees. Neither Warrantholder nor any Person acting on its behalf has employed any financial advisor, broker or finder for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement.

(f) Accredited Investor; Access to Information. Warrantholder hereby represents and warrants to the Company that (i) Warrantholder is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to investments in securities presenting an investment decision like the transactions contemplated by this Agreement and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement; (ii) Warrantholder is able to bear the entire economic risk of the transactions contemplated by this Agreement; (iii) Warrantholder has been furnished with, or otherwise had access to, materials relating to the Company Warrant and the Company (including the Company’s public filings and statements), and Warrantholder has had the opportunity to review such materials and is participating in the transactions contemplated by this Agreement with a full understanding of all of the terms, conditions and risks thereof and willingly assumes those terms, conditions and risks; and (iv) the Warrantholder has been afforded the opportunity to ask questions of the Company.

(g) Tax Consequences. Warrantholder has had an opportunity to review with Warrantholder’s own tax advisors the tax consequences to Warrantholder of the transactions contemplated by this Agreement. Warrantholder understands that Warrantholder must rely solely on Warrantholder’s advisors and not on any statements or representations by the Company or any of its affiliates, agents or representatives with respect to such matters. Warrantholder understands that Warrantholder (and not the Company) will be solely responsible for Warrantholder’s own tax liabilities that may arise from the transactions contemplated by this Agreement.

(h) Independent Investigation. Warrantholder acknowledges that Warrantholder has conducted such investigation, if any, with respect to this Agreement, the adequacy of the Cash Consideration, if any, and the terms hereof as Warrantholder believes appropriate or desirable. Warrantholder has not relied upon any statement by Company or any of its affiliates, agents or representatives as to the Agreement or the transactions contemplated thereby. Warrantholder has made the decision to enter into this Agreement independently of any information, materials, statements or opinions as to the terms and conditions of this Agreement that may have been made or given by the Company or any of its representative or affiliate.

2. Representations and Warranties of the Company. The Company hereby makes to Warrantholder, as of the date hereof (except to the extent any representation or warranty is made as of a different date, as of such different date), the following representations and warranties:

(a) Power and Authority; Capacity; Authorization and Execution. The Company has full power and authority to execute and deliver this Agreement, to make the representations, warranties, covenants, obligations and agreements of the Company herein, and to perform the covenants, obligations and agreements of the Company hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes the valid, legal and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforceability may be limited by the effect, if any, of any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally or any general principles of equity.

(b) Non-contravention. The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) constitute a material breach or violation of or a default under (with or without due notice or lapse of time or both) any law to which the Company or any of his assets or properties is subject, (ii) conflict with, result in a material breach of or constitute a material default under any contract to which the Company is a party or by which the Company is bound, or (iii) require any consent, certificate, waiver, novation or notice of or to any person, including any governmental authority or any party to any contract.

3. Warrant Cancellation; Payment of Cash Consideration. The Company and Warrantholder agree that, notwithstanding any provision of the Company Warrant to the contrary, effective as of the execution hereof, the outstanding Company Warrant then held by Warrantholder (whether or not then exercisable and whether vested or unvested) shall, without any further action on the part of any Person, be canceled and terminated in all respects, and be deemed null and void ab initio, and all of Warrantholder’s rights, interests and claims to any shares of the Common Shares in respect of such Company Warrant shall terminate, and all of the Company’s obligations to issue any Common Shares or other securities to Warrantholder in connection with such Company Warrant shall terminate. Any instruments or documents representing the Company Warrant, including the Company Warrant itself, shall be marked “VOID,” and Warrantholder shall deliver such certificates, instruments and the original Company Warrant to the Company for cancellation. In exchange and as consideration for the cancellation and termination of the Company Warrant pursuant to the terms of this Agreement, Warrantholder will be entitled to receive from the Company, and the Company shall pay Warrantholder, an amount equal to $38,513.76 in cash, without interest (the “Cash Consideration”), payable to by wire transfer of immediately available funds to Warrantholder to the account set forth in Section 7(b) hereto.

4. Withholdings. The Company will be entitled to deduct and withhold from any consideration payable to Warrantholder pursuant to this Agreement such amounts as it may be required to deduct or withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended or any other provision of applicable law.

5. Release of Claims. Warrantholder, on behalf of Warrantholder and Warrantholder’s predecessors, successors, assigns, next-of-kin, representatives, administrators, executors, trusts, agents and any other Person claiming by, through or under any of the foregoing (collectively, the “Releasors”), irrevocably waives, releases and forever discharges the Company and each of its affiliates and each of their respective officers, managers, directors, equityholders, advisors, consultants and representatives and any predecessors, successors or assigns of any of the foregoing (each, a “Released Person”), from any past, present or future dispute, claim, controversy, demand, right, obligation, liability, action or cause of action of any kind or nature, related to any matters, causes, conditions, acts, conduct, claims, circumstances or events arising out of or related to Warrantholder’s capacity as a current or former equityholder, director, officer, employee, lender, contractor or advisor of the Company prior to the date hereof, the Term Loan Agreement and the Company Warrant (collectively, the “Released Liabilities”), and neither Warrantholder nor any other Releasor will seek to recover any amounts in connection therewith or thereunder from any Released Person. Warrantholder represents on Warrantholder’s own behalf and on behalf of the other Releasors that, to Warrantholder’s knowledge, none of the Releasors has asserted any claim against any Released Person for indemnification or otherwise and that none of the Releasors is aware of any claim by any of the Releasors (nor of any fact, circumstance or event that forms or would form the basis for any such claim) other than claims that are waived, released and forever discharged under this Section 5, provided, however, the Released Liabilities shall not include any claims relating to or arising out of the obligations of the Company under this Agreement. Warrantholder is aware that Warrantholder and any of the other Releasors may hereafter discover claims or facts in addition to or different from those that Warrantholder or any of the other Releasors now know or believe to be true with respect to the matters released herein, but that it is the intention of Warrantholder and the other Releasors to fully and finally release all Released Liabilities. Warrantholder irrevocably covenants, and irrevocably covenants to cause the other Releasors, to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Person, based upon any matter released under this Section 5. Warrantholder represents and warrants on Warrantholder’s own behalf and on behalf of the other Releasors to the Released Persons that neither Warrantholder nor any of the other Releasors has assigned or transferred or purported to assign or transfer to any Person all or any portion of, or any interest in any Released Liability or any proceeding or liability that is or that purports to be released or discharged under this Section 5. Notwithstanding the foregoing, nothing in this Section 5 shall release, waive or discharge any Released Person from any liability in connection with or arising from fraud, fraudulent misrepresentation, willful misconduct or gross negligence (including, without limitation in connection with any information, materials, statements or opinions provided by the Company to the Warrantholder).

Warrantholder acknowledges that it may hereafter discover facts different from, or in addition to, those that it now knows or believes to be true with respect to the Released Liabilities, and agrees that this Agreement and the foregoing releases and waivers contained herein shall be and remain effective in all respects notwithstanding such different or additional facts or discovery thereof.

6. Further Actions. Warrantholder shall, as reasonably requested by the Company, promptly execute and deliver such additional documents and instruments and take all such further action as may be reasonably necessary to consummate and make effective the transactions contemplated by this Agreement.

7. General Provisions.

(a) Expenses. Each party shall pay his, her or its own fees and expenses incident to the negotiation, preparation, execution, delivery and performance of this Agreement. Notwithstanding the foregoing, if any action or proceeding related to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorney’s fees, costs and disbursements from the other party (in addition to any other relief or remedies to which the prevailing party may be entitled).

(b) Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7(b)).

If to the Company:

Galaxy Gaming, Inc.

6480 Cameron Street Ste. 305

Las Vegas, NV 89118

Facsimile: (702) 939 3255

E mail: skopjo@galaxygaming.com

Attention: Steve Kopjo

Email: GalaxyLegal@galaxygaming.com

with a copy to:

Latham & Watkins LLP

600 Town Center Drive, Suite 2000

Costa Mesa, CA 92626

Email: michael.treska@lw.com

Attention: Michael Treska

If to the Warrantholder:

Fortress Lending Fund II MA-CRPTF LP

c/o Fortress Investment Group

1345 Avenue of the Americas, 46th Floor

New York, NY 10105

Attention: General Counsel / Credit Operations

E-mail: gc.credit@fortress.com / creditoperations@fortress.com

Wire Instructions: See Schedule A attached hereto.

(c) Specific Performance. The parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties agree that, if for any reason the Company, Warrantholder or any Releasor failed to perform his, her or its obligations under this Agreement or otherwise breached this Agreement, then each party and Released Person will be entitled to specific performance and the issuance of immediate injunctive relief and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of proving inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity.

(d) Miscellaneous. The terms and provisions of each of Sections 16 through 26 of the Company Warrant are incorporated herein by reference as if set forth herein in their entirety and will apply mutatis mutandis hereto.

(e) Legal Advice. Warrantholder acknowledges that (a) Warrantholder has read this Agreement in its entirety, understands it and agrees to be bound by its terms and conditions, and has been granted the opportunity to ask questions of, and to receive answers from Warrantholder’s legal counsel concerning the terms and conditions of this Agreement, (b) Warrantholder has been advised to seek independent legal advice and has received such advice or has, without undue influence, elected to waive the benefit of any such advice, and (c) Warrantholder is entering into this Agreement voluntarily.

(f) Survival. All representations, warranties, covenants and agreements contained in or made pursuant to this Agreement shall survive for a period of one (1) year following the date hereof (the “Survival Period”). Any claims pursuant to any breaches of such representations, warranties, covenants and agreements, or for any other matters contained in or related to this Agreement, shall be brought during the Survival Period. Any such claims brought after the expiration of the Survival Period shall be null and void.

[Signatures Appear on Following Pages.]

The parties hereto have executed and delivered this Warrant Cancellation Agreement as of the date set forth in the Preamble of this Agreement.

COMPANY:

GALAXY GAMING, INC.

By:	/s/ Matt Reback
Name:	Matt Reback
Title:	President and CEO

[Signature Page to Warrant Cancellation Agreement (Fortress Fund II)]

WARRANTHOLDER:

FORTRESS LENDING FUND II MA-CRPTF LP
By: FLF II MA-CRPTF Advisors LLC, its investment manager

By:	/s/ Dustin Schiavi
Name:	Dustin Schiavi
Title:	Authorized Signatory

[Signature Page to Warrant Cancellation Agreement (Fortress Fund II)]

Schedule A

Wire Instructions

[See attached.]